ADVANCED SERIES TRUST

AST Wellington Management Real Total Return Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 6 day of May, 2015 between Prudential Investments LLC (PI or the Manager), a New York limited liability company and Wellington Management Company LLP, a Delaware limited liability partnership (Wellington Management or the Subadviser),

WHEREAS, the Manager have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with Advanced Series Trust (formerly American Skandia Trust), a Massachusetts business trust (the Trust) and a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended (the 1940 Act), pursuant to which PI and AST act as Manager of the Trust; and

WHEREAS, the Manager, acting pursuant to the Management Agreement, desire to retain the Subadviser to provide investment advisory services to the Trust and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Trust, referred to herein as the Trust) and to manage such portion of the Trust as the Manager shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Manager and the Board of Trustees of the Trust, the Subadviser shall manage such portion of the Trust’s portfolio as delegated to the Subadviser by the Manager, including the purchase, retention and disposition thereof, in accordance with the Trust’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information (such Prospectus and Statement of Additional Information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:

(i) The Subadviser shall provide supervision of such portion of the Trust's investments as the Manager shall direct, and shall determine from time to time what investments and securities will be purchased, retained, sold or loaned by the Trust, and what portion of the assets will be invested or held uninvested as cash. ) The Subadviser may use persons employed by an “affiliated person” (as defined in the 1940 Act) of the Subadviser, each of whom shall be treated as an “associated person” of the Subadviser (as defined in the Advisers Act) to assist in the performance of any or all of the services or functions provided by the Subadviser under this Agreement to the extent not prohibited by, or inconsistent with, applicable law, including the requirements of the 1940 Act. Notwithstanding anything herein to the contrary, the Subadviser's liability to the Manager and the Trust at all times under this Agreement shall not be affected in any way whatsoever by any use of such associated persons and the Subadviser (and not the Manager) shall be solely responsible for any fees, charges, or expenses owed to such “affiliated person” or associated persons. In addition, notwithstanding any other provision of the Agreement, the Subadviser: (x) may provide information about the Manager and the Trust to any such “affiliated person” or associated person providing services hereunder; (y) will act in good faith and with due diligence in the selection, use, and monitoring of any such “affiliated person” or associated person providing services hereunder; and (z) shall ensure that any such “affiliated person” or associated person providing services hereunder is subject to confidentiality and non-disclosure obligations that are substantially similar to the confidentiality and non-disclosure obligations to which the Subadviser is subject with respect to the Trust.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall act in conformity with the copies of the Amended and Restated Declaration of Trust of the Trust, the By-laws of the Trust, the Prospectus of the Trust, and the Trust’s valuation procedures as provided to it by the Manager (the Trust Documents) and with the instructions and directions of the Manager and of the Board of Trustees of the Trust, co-operate with the Manager' (or their designees') personnel responsible for monitoring the Trust’s compliance and will conform to, and comply with, the requirements of the 1940 Act, the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations. In connection therewith, the Subadviser shall, among other things, prepare and file such reports as are, or may in the future be, required of it by the Securities and Exchange Commission (the Commission). The Manager shall provide Subadviser timely with copies of any updated Trust Documents.

(iii) The Subadviser shall determine the securities and futures contracts to be purchased or sold by such portion of the Trust's portfolio, as applicable, and may place orders with or through such persons, brokers, dealers or futures commission merchants (including but not limited to Prudential Securities Incorporated (or any broker or dealer affiliated with the Subadviser) to carry out the policy with respect to brokerage as set forth in the Trust's Prospectus or as the Board of Trustees may direct in writing from time to time. In providing the Trust with investment supervision, it is recognized that the Subadviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Subadviser may consider the financial responsibility, research and investment information and other services provided by brokers, dealers or futures commission merchants who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. The Manager (or Subadviser) to the Trust each shall have discretion to effect investment transactions for the Trust through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser(s)) qualified to obtain best execution of such transactions who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and to cause the Trust to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Manager (or the Subadviser) with respect to the Trust and other accounts as to which they or it may exercise investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Subadviser deems the purchase or sale of a security or futures contract to be in the best interest of the Trust as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased. In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Trust and to such other clients.

(iv) The Subadviser shall maintain all books and records with respect to the Trust’s portfolio transactions effected by it as required by subparagraphs (b)(5), (6), (7), (9), (10) and (11) and paragraph (f) of Rule 31a-1 under the 1940 Act, and shall render to the Trust’s Board of Trustees such periodic and special reports as the Trustees may reasonably request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Trust’s securities.

(v) The Subadviser is, to the extent required by applicable law, a commodity trading advisor duly registered with the Commodity Futures Trading Commission (the CFTC) and is a member in good standing of the National Futures Association (the NFA). The Subadviser shall maintain such registration and membership in good standing during the term of this Agreement. Further, the Subadviser agrees to notify the Manager promptly upon (i) a statutory disqualification of such Subadviser under Sections 8a(2) or 8a(3) of the CEA, (ii) a suspension, revocation or limitation of such Subadviser’s commodity trading advisor registration or NFA membership, or (iii) the institution of an action or proceeding that could lead to a statutory disqualification under the CEA or an investigation by any governmental agency or self-regulatory organization of which the Subadviser is subject or has been advised it is a target.

(vi) The Subadviser or an affiliate shall provide the Trust's Custodian on each business day with information relating to all transactions concerning the portion of the Trust’s assets it manages, and shall provide the Manager with such information upon request of the Manager.

(vii) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Conversely, the Subadviser and Manager understand and agree that if the Manager manage the Trust in a “manager-of-managers” style, the Manager will, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii) periodically make recommendations to the Trust’s Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Trust's Board regarding the results of its evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(viii) The Subadviser acknowledges that the Manager and the Trust intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not consult with any other subadviser to the Trust with respect to transactions in securities for the Trust’s portfolio or any other transactions of Trust assets.

(b) [Reserved.]

(c) The Subadviser shall keep the Trust’s books and records required to be maintained by the Subadviser pursuant to paragraph 1(a) hereof and shall timely furnish to the Manager all information relating to the Subadviser’s services hereunder needed by the Manager to keep the other books and records of the Trust required by Rule 31a-1 under the 1940 Act or any successor regulation. The Subadviser agrees that all records which it maintains for the Trust are the property of the Trust, and the Subadviser will surrender promptly to the Trust any of such records upon the Trust’s request, provided, however, that the Subadviser may retain a copy of such records. The Subadviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Commission under the 1940 Act or any successor regulation any such records as are required to be maintained by it pursuant to paragraph 1(a) hereof.

(d) In connection with its duties under this Agreement, the Subadviser agrees to maintain adequate compliance procedures to ensure its compliance with the 1940 Act, the Investment Advisers Act of 1940, as amended, and other applicable state and federal regulations. Subadviser further agrees to provide to the Manager written copies of such procedures and any amendments thereto on a timely basis.

(e) The Subadviser shall furnish to the Manager with a certification regarding (i) the performance of this Agreement and (ii) the maintenance of compliance procedures pursuant to paragraph 1(d) hereof as the Manager may reasonably request.

(f) The Subadviser shall be responsible for the voting of all shareholder proxies with respect to the investments and securities held in the Trust’s portfolio, subject to such reasonable reporting and other requirements as shall be established by the Manager.

(g) In the event that market quotations are not readily available or, in the Subadviser’s view, are not reliable for purposes of valuing the Trust’s portfolio securities that the Subadviser manages, and the Subadviser will promptly notify the Manager and will recommend a fair value methodology (and indicate a price using that methodology) for use by the Trust in accordance with the requirements of the 1940 Act and any related written guidance from the Commission and the Commission staff. Upon reasonable request from the Manager, the Subadviser (through a qualified person) will assist the valuation committee of the Trust or the Manager in valuing securities of the Trust as may be required from time to time, including making available information of which the Subadviser has knowledge related to the securities being valued.

2. The Manager shall continue to have responsibility for all services to be provided to the Trust pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Manager shall provide (or cause the Trust’s custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Trust managed by the Subadviser, cash requirements and cash available for investment in such portion of the Trust, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board of Trustees of the Trust that affect the duties of the Subadviser).

3. For the services provided pursuant to this Agreement, the Manager shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Trust’s average daily net assets of the portion of the Trust managed by the Subadviser as described in the attached Schedule A. Liability for payment of compensation by the Manager to the Subadviser under this Agreement is contingent upon the Manager’ receipt of payment from the Trust for management services described under the Management Agreement between the Fund and the Manager. Expense caps or fee waivers for the Trust that may be agreed to by the Manager, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Manager.

4. The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Manager in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Manager or the Trust may have against the Subadviser under federal or state securities laws. The Manager shall indemnify the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Manager' willful misfeasance, bad faith, gross negligence, reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify the Manager, their affiliated persons, their officers, directors and employees, for any liability and expenses, including attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

5. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Trust at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Manager or the Subadviser at any time, without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it will promptly notify the Trust and the Manager of the occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change of control (as defined in the 1940 Act) of the Subadviser.

To the extent that the Manager delegates to the Subadviser management of all or a portion of a portfolio of the Trust previously managed by a different subadviser or the Manager, the Subadviser agrees that its duties and obligations under this Agreement with respect to that delegated portfolio or portion thereof shall commence as of the date the Manager begins the transition process to allocate management responsibility to the Subadviser.

Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, (1) to the Manager at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; (2) to the Trust at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser at 280 Congress Street, Boston, Massachusetts 02210, Attention: Legal and Compliance.

6. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees who may also be a Trustee, officer or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

7. During the term of this Agreement and subject to satisfaction of applicable regulatory requirements, the Manager agrees to furnish the Subadviser at its principal office all prospectuses, proxy statements, and reports to shareholders which refer to the Subadviser in any way, prior to use thereof and not to use material if the Subadviser reasonably objects to such reference to the Subadviser in writing five business days (or such other time as may be mutually agreed) after receipt thereof. During the term of this Agreement, the Manager also agrees to (i) furnish the Subadviser, upon Subadviser’s request, representative samples of marketing and sales literature and other materials that expressly reference the Subadviser prior to final production and use or distribution of such literature and materials and (ii) not to use or distribute any such literature or materials if the Subadviser reasonably objects in writing within four (4) business days (or such other period as may be mutually agreed) after Subadviser’s receipt thereof. The Subadviser’s right to object to such literature and materials and provide proposed revisions is limited solely to the portions of such literature and materials that expressly relate to the Subadviser. Notwithstanding the forgoing, advance review and approval shall not be required from the Subadviser with respect to: (i) sales literature, applications, confirmation statements, account statements, or forms in which the Subadviser is only referenced in a listing of advisors to the Trust or the name of the specific series of the Trust subadvised by Wellington Management is only referenced in a listing or short description of relevant variable insurance product investment options; (ii) web pages that solely refer to the name of the specific series of the Trust subadvised by Wellington Management and such series’ investment performance and/or portfolio holdings and that do not provide additional information relating to such series or Wellington Management; (iii) literature or materials that are based upon literature or materials that were previously approved by Subadviser where no material changes have been made to such previously approved literature or materials; or (iv) other materials as agreed upon mutually by the Manager and the Subadviser. Notwithstanding the foregoing, for any literature or materials that are submitted to Wellington Management for its advance review and written approval in accordance with this Section 7, if Wellington Management does not, within four (4) business days of its receipt thereof, expressly disapprove in writing or request in writing that specific changes be made to specific pieces of literature or other materials, then such pieces of literature or other materials shall be deemed approved by Wellington Management. If the Manager or their affiliates agree in writing to incorporate into such literature or materials the specific changes requested by Subadviser, the Manager and their affiliates shall not be required to re-submit such literature or materials to Subadviser for its review or approval. The Manager further agrees to use their reasonable best efforts to ensure that materials prepared by their employees or agents or their affiliates that refer to the Subadviser in any way are consistent with those materials previously approved by the Subadviser as referenced in the first sentence of this paragraph. All such prospectuses, proxy statements, reports to shareholders, marketing and sales literature or other material prepared for distribution to shareholders of the Trust or the public which make reference to the Subadviser may be furnished to the Subadviser hereunder by electronic mail, first-class or overnight mail, facsimile transmission equipment or hand delivery.

It is understood that “Wellington Management” and any derivative names or logos associated with such name are the valuable property of the Subadviser, that the Trust has the right to include such phrase as a part of the name of the series of the Trust managed by the Subadviser or for any other purpose only so long as this Agreement shall continue, and that Wellington Management does, in fact, consent to the use of such name as a part of the name of the series of the Trust identified herein. Subadviser represents and warrants that the inclusion of “Wellington Management” in the name of the series of the Trust identified herein shall not: (i) infringe the title or any patent, copyright, trade secret, trademark, service mark, or other proprietary right of any third party and (ii) violate the terms of any agreement or other instrument to which Subadviser or any of its affiliates is a party.

8. This Agreement may be amended by mutual consent, but the consent of the Trust must be obtained in conformity with the requirements of the 1940 Act.

9. This Agreement shall be governed by the laws of the State of New York.

10. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By: /s/ Bradley Tobin
Name: Bradley Tobin
Title: V. P. Investment Management

WELLINGTON MANAGEMENT COMPANY LLP

By: /s/ Margaret W. Adams
Name: Margaret W. Adams
Title: Senior Managing Director

SCHEDULE A

ADVANCED SERIES TRUST

As compensation for services provided by Wellington Management, Prudential Investments LLC will pay Wellington Management an advisory fee on the net assets managed by Wellington Management that is equal, on an annualized basis, to the following:

Portfolio Advisory Fee* AST Wellington Management Real Total Return Portfolio 0.65% of average daily net assets

* In the event Wellington Management invests Portfolio assets in other pooled investment vehicles it manages or subadvises, Wellington Management will waive its subadvisory fee for the Portfolio in an amount equal to the acquired fund fee paid to Wellington Management with respect to the Portfolio assets invested in such acquired fund.  Notwithstanding the foregoing, the subadvisory fee waivers will not exceed 100% of the subadvisory fee.

Dated as of May 6, 2015.